Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ARDELYX, INC.

Ardelyx, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the name of the Corporation is Ardelyx, Inc. The Corporation was originally incorporated under the name Nteryx, Inc.; and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 18, 2007. The Company filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on June 22, 2011. The Company filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on July 8, 2013.

SECOND: This Amended and Restated Certificate of Incorporation has been duly adopted and approved by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

THIRD: The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this 30th day of May 2014.

ARDELYX, INC.

By:	/s/ Michael Raab
Michael Raab,
President and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ARDELYX, INC.

Article I.

The name of this corporation is Ardelyx, Inc. (the “Corporation”).

Article II.

The address of the registered office of this Corporation in the State of Delaware is 2140 South Dupont Hwy, Camden, County of Kent, DE 19934. The name of its registered agent at such address is Paracorp Incorporated.

Article III.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

Article IV.

A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue 239,489,869 shares. 130,660,121 shares shall be Common Stock each with a par value of $0.0001 per share and 108,829,748 shares shall be Preferred Stock, each with a par value of $0.0001 per share. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in two series, of which one such series shall be designated Series A Preferred Stock (the “Series A Preferred Stock”) and one such series shall be denominated as Series B Preferred Stock (the “Series B Preferred Stock”). The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock and on the Series B Preferred Stock are as set forth below in this Article IV.B. The Series A Preferred Stock shall consist of 25,231,213 shares and the Series B Preferred Stock shall consist of 83,598,535 shares. “Preferred Stock” shall mean the Series A Preferred Stock and the Series B Preferred Stock.

1. Dividend Provisions.

(a) The holders of shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive dividends, on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on Common Stock of this Corporation at the rate of $.0909 per share and $.0309 per share, respectively, per annum, for the Series A Preferred Stock or Series B Preferred Stock, as applicable (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like (collectively, “Recapitalizations”)) and, payable when, as, and if declared by the Board of Directors. Such dividends shall not be cumulative. Any partial payment shall be made ratably among the holders of Series A Preferred Stock and Series B Preferred Stock in proportion to the payment each such holder would receive if the full amount of such dividends were paid.

(b) After payment of any dividends pursuant to Article IV.B.1(a) any additional dividends shall be distributed among all holders of Common Stock and all holders of Preferred Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate for the applicable series of Preferred Stock. The Corporation shall make no Distribution (as defined below) to the holders of shares of Common Stock except in accordance with Section 1(a) and this Section 1(b).

(c) “Distribution” means the transfer of cash, property or securities without consideration, whether by way of dividend or otherwise, or the purchase of shares of the Corporation (other than in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers or directors upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or upon exercise of a right of first refusal approved by the Board of Directors) for cash or property and such repurchase or exercise of right of first refusal complies with the protective provisions under Article IV.B.6.

(d) As authorized by Section 402.5(c) of the General Corporation Law of California, Sections 502 and 503 of the General Corporation Law of California, to the extent otherwise applicable, shall not apply with respect to Distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers or directors upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or upon exercise of a right of first refusal, which agreements were authorized by the Board of Directors and such repurchase or exercise of right of first refusal is in compliance with the protective provisions under Article IV.B.6.

2. Liquidation Preference.

(a) In the event of a Liquidation Event (as defined in Article IV.B.2(c)), either voluntary or involuntary, the holders of Series A Preferred Stock and the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, the Liquidation Preference for each share of Series A Preferred Stock and Series B Preferred Stock. “Liquidation Preference” shall mean (i) with respect to each outstanding share of Series A Preferred Stock, an amount per share equal to $1.14 (subject to adjustment for Recapitalizations) (the “Original Series A Issue Price”) plus all declared but unpaid dividends on each share of Series A Preferred Stock and (ii) with respect to each outstanding share of Series B Preferred Stock, an amount per share equal to $0.3865 (subject to adjustment for Recapitalizations) (the “Original Series B Issue Price”) plus all declared but unpaid dividends on each share of Series B Preferred Stock. The Original Series A Issue Price and the Original Series B Issue Price are each referred to herein as the “Original Issue Price” in respect of such series. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this Corporation legally available for distribution to stockholders shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Article IV.B.2. A holder of Preferred Stock may elect, at any time prior to any Liquidation Event, to convert such holder’s shares of Preferred Stock to Common Stock pursuant to Section 4(a) below, in which case the holder would forego any liquidation preference as a holder of Preferred Stock and instead share in the distribution of assets ratably with holders of the Common Stock pursuant to Section 2(b) below.

(b) Upon completion of the distributions required by Article IV.B.2, all of the remaining assets of this Corporation available for distribution to stockholder shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each holder. Notwithstanding the foregoing, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(c) A “Liquidation Event” shall (A) mean any liquidation, dissolution, or winding up of the Corporation, voluntarily or involuntarily, or (B) be deemed to be occasioned by or to include (unless waived by the written election of the holders of at least two-thirds of the then outstanding shares of Preferred Stock voting together as a separate class on an as-if converted to Common Stock basis) (1) any reorganization, merger or consolidation of the Corporation with or into any other corporation or other entity or person, or any transaction or series of related transactions in which the Corporation’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions fail to hold at least 50% of the voting power of the resulting or surviving corporation following such transaction or series of related transactions; or (2) a sale, exclusive lease, exclusive license or transfer of all or substantially all of the

(tangible or intangible) assets of this Corporation; provided, however, that none of the following shall be considered a Liquidation Event: (X) a merger effected exclusively for the purpose of changing the domicile of the Corporation or (Y) a bona fide equity financing in which the Corporation is the surviving corporation.

(i) Upon any Liquidation Event, if the consideration received by this Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors of this Corporation. Any securities shall be valued as follows:

(A) The value of securities not subject to investment letter or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be:

(1) if traded on a securities exchange or through the NASDAQ Global Market system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) day period (or portion thereof) ending three (3) trading days prior to the closing;

(2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) day period (or portion thereof) ending three (3) trading days prior to the closing; and

(3) if there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors of this Corporation.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the value determined as above in Article IV.B.2(c)(i)(A) to reflect the approximate fair market value thereof, as determined by the Board of Directors of this Corporation.

(ii) In the event the requirements of this Article IV.B.2(c) are not complied with, this Corporation shall forthwith either:

(A) cause the closing of the Liquidation Event to be postponed until such time as the requirements of this Article IV.B.2(c) have been complied with; or

(B) cancel the Liquidation Event, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Article IV.B.2(c)(iii) hereof.

(iii) This Corporation shall give each holder of record of Preferred Stock written notice of the Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve the Liquidation Event, or twenty (20) days prior to the closing of the Liquidation Event, whichever is earlier, and shall also notify such holders in writing of the final approval of the Liquidation Event. The first of such notices shall describe the material terms and conditions of the Liquidation Event, and this Corporation shall thereafter give such holders prompt notice of any material changes. The Liquidation Event shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived upon the written consent of the holders of at least two-thirds of the voting power of all then outstanding shares of Preferred Stock.

(d) In the event of a Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies (such consideration collectively referred to herein as “Contingent Consideration”), the definitive agreement with respect to such Liquidation Event shall provide that in the event that the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) is not sufficient to pay the holders of shares of Preferred Stock the full amount to which they are entitled under Article IV.B.2(a), (i) the Initial Consideration shall be allocated among the holders of capital stock of the Corporation in accordance with this Article IV.B.2 as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (ii) any Contingent Consideration which becomes payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Article IV.B.2 after taking into account the previous payment of (1) the Initial Consideration and (2) any other Contingent Consideration as part of the same transaction.

3. Redemption. Neither the Corporation nor the holders of Preferred Stock shall have the unilateral right to call or redeem or cause to have called or redeemed any shares of Preferred Stock.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series of Preferred Stock by the applicable Conversion Price (as defined below), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The “Series A Conversion Price” shall initially be the Original Series A Issue Price (as adjusted for any Recapitalization) and the “Series B Conversion Price” shall initially be the Original Series B Issue Price (as adjusted for any Recapitalization). The Series A Conversion Price and Series B Conversion Price as each referred to here in as the “Conversion Price” in respect of such seriers. Notwithstanding the foregoing, the applicable Conversion Price for Preferred Stock shall be subject to adjustment as set forth in Article IV.B.4(d).

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) this Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to the Securities Act of 1933, as amended (the “Act”), on Form S-1 (as defined in the Act) or any successor form, the public offering price of which is not less than $3.42 per share (as adjusted for any Recapitalization) and $30,000,000 in the aggregate (before deduction of underwriters’ discounts and commissions) and pursuant to which the Corporation’s Common Stock shall be listed on the New York Stock Exchange or on NASDAQ (a “Qualified IPO”) or (ii) the date specified by written consent or agreement of the holders of at least two-thirds of the then outstanding shares of Preferred Stock voting together as a separate class on an as-if converted to Common Stock basis.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that in the event of an automatic conversion pursuant to Article IV.B.4(b) or the mandatory conversion pursuant to Article IV.B.4(h), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion or mandatory conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation (but shall not be required to provide a bond) to indemnify the Corporation from any loss incurred by it in connection with such certificates).

This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted the Preferred Stock until immediately prior to the closing of such sale of securities.

Notwithstanding anything herein to the contrary, on the date of the occurrence of a conversion pursuant to Article IV.B.4(b) or Article IV.B.4(h), each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of Common Stock issuable upon such conversion at the close of business on such date (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time).

(d) Conversion Price Adjustments of Preferred Stock.

(i) The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(A) If this Corporation shall issue or sell, after the date upon which this Amended and Restated Certificate of Incorporation has been filed with the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the applicable Conversion Price in effect for a series of Preferred Stock immediately prior to the issuance of such Additional Stock, then the Conversion Price applicable to such series of Preferred Stock in effect immediately prior to each such issuance or sale shall (except as otherwise provided in this Article IV.B.4(d)(i)) be adjusted concurrently with such issuance or sale to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to Article IV.B.4(d)(i)(E) immediately prior to such issuance or sale plus the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at such Conversion Price in effect immediately prior to such issuance or sale and the denominator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to Article IV.B.4(d)(i)(E) immediately prior to such issuance or sale plus the number of shares of such Additional Stock issued or sold.

(B) No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Article IV.B.4(d)(i)(E)(2) and Article IV.B.4(d)(i)(E)(3), no adjustment of such Conversion Price pursuant to this Article IV.B.4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance (whether before, on or after the Filing Date) of Common Stock Equivalents (as defined below), the following provisions shall apply for all purposes of this Article IV.B.4(d)(i) and Article IV.B.4(d)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, exchange or exercise (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Article IV.B.4(d)(i)(C) and Article IV.B.4(d)(i)(D)).

(2) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, but excluding a change resulting from the antidilution provisions thereof the Conversion Price of such series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(3) Upon the expiration of any such Common Stock Equivalents, the Conversion Price of the applicable series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such Common Stock Equivalents, upon the conversion or exchange of such Common Stock Equivalents or upon the exercise of the Common Stock Equivalents related to such securities.

(4) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Article IV.B.4(d)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Article IV.B.4(d)(i)(E)(2) or Article IV.B.4(d)(i)(E)(3).

(5) Notwithstanding anything herein to the contrary, if any issuance or sale of Common Stock or Common Stock Equivalents is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Common Stock or Common Stock Equivalents for which adjustments of the applicable Conversion Price have already been made pursuant to this Article IV.B.4(d)(i)(E), no further adjustment of the applicable Conversion Price shall be made by reason of such issuance or sale, provided such issuance or sale occurs pursuant to the terms of such subscription rights or option as in effect when such adjustments were made.

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Article IV.B.4(d)(i)(E)) by this Corporation after the Filing Date other than:

(A) shares of Common Stock issued pursuant to a transaction described in Article IV.B.4(d)(iii) hereof;

(B) up to 18,051,206 shares (subject to appropriate adjustment for Recapitalizations) of Common Stock issued or deemed issued to employees, consultants, directors or service providers of this Corporation issued in connection with such individual’s provision of services to the Corporation directly or pursuant to a stock option plan, restricted stock purchase plan or similar equity incentive plan approved by the Board of Directors of this Corporation; provided that the foregoing number of shares of Common Stock may be increased by approval of the Board of Directors (including the approval of each of the Preferred Directors (as defined below));

(C) shares of Common Stock issued or issuable in a Qualified IPO;

(D) shares of Common Stock or Preferred Stock issued or issuable pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the Filing Date or subsequently issued after the Filing Date in accordance with this Article IV.B.4(d)(ii);

(E) shares of Common Stock issued or issuable pursuant to the conversion of the Preferred Stock;

(F) shares of Series B Preferred Stock issued pursuant to the Series B Purchase Agreement;

(G) shares of Common Stock issued or issuable in connection with a bona fide business acquisition of or by this Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, each as approved by the Board of Directors of this Corporation (including the approval of each Preferred Director);

(H) shares of Common Stock issued or issuable to persons or entities with which this Corporation has bona fide commercial or strategic business relationships, provided such issuances are (I) approved by the Board of Directors of this Corporation (including the approval of at least one of the Preferred Directors) and (II) effected for other than primarily equity financing purposes;

(I) shares of Common Stock issued or issuable in connection with any transaction where such securities so issued are excepted from the definition “Additional Stock” by the affirmative vote of at least two-thirds of the then outstanding shares of Preferred Stock voting together as a separate class on an as-if converted to Common Stock basis, but such vote shall only be required if a series of Preferred Stock would otherwise be entitled to an adjustment.

(iii) In the event this Corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Prices for Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Article IV.B.4(d)(iii), then, in each such case for the purpose of this Article IV.B.4(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Article IV.B.2 or this Article IV.B.4) provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the applicable series of Preferred Stock held by such holder would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article IV.B.4 with respect to the rights of the holders of Preferred Stock after the recapitalization to the end that the provisions of this Article IV.B.4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Impairment. This Corporation will not, by amendment of this Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Article IV.B.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(h) Special Mandatory Conversion. In the event that at any time following the Filing Date (other than the sale and issuance of the Series B Preferred Stock pursuant to the Series B Purchase Agreement):

(i) the Corporation delivers a notice (the “Financing Notice”) to each holder of Series A Preferred Stock and Series B Preferred Stock (provided, however, that the Corporation may but is not required to deliver such Financing Notice to any holder who votes or consents to approve the Applicable Financing) (1) stating the Corporation’s bona fide intention to sell either (i) equity securities of the Corporation (“Qualified Equity Securities”) in a bona fide equity financing at a price per share less than the Series B Original Issue Price (a “Qualified Equity Financing”) or (ii) notes convertible into preferred stock (“Qualified Debt Securities”) at a bona fide convertible debt financing (a “Qualified Debt Financing”), (2) identifying such holder’s Pro Rata Share (as defined below) of the Applicable Financing; and (3) offering such holder the right to purchase the Offered Securities with an aggregate purchase price equal to such holder’s Pro Rata Share of the Applicable Financing in one or more closings of the Applicable Financing as set forth in the Financing Notice; and

(ii) a holder of Series A Preferred Stock and/or Series B Preferred Stock does not purchase Offered Securities with an aggregate purchase price equal to such holder’s Pro Rata Share (including any amounts paid by an affiliate of such holder in accordance with written instructions provided to the Corporation that such amounts are to be treated for the purposes of this subsection (h)(ii) as being paid by such holder and not by such affiliate) of the Applicable Financing (a “Non-Participating Holder”) as set forth in the Financing Notice, then, effective as of the date of the final closing of such Applicable Financing, which shall be a date certain described in the definitive documents effecting the Applicable Financing (the “Mandatory Conversion Date”), the number of shares of Series A Preferred Stock equal to the product (rounded to the nearest whole share) of (a) the number of shares of Series A Preferred Stock held by such holder and (b) the Refused Percentage shall be converted automatically and without further action on the part of such holder into shares of Common Stock on the Mandatory Conversion Date in accordance with the Conversion Price applicable to such series of Preferred Stock without giving effect to any adjustments to such conversion price as result of such Applicable Financing, and the number of shares of Series B Preferred Stock equal to the product (rounded to the nearest whole share) of (x) the number of shares of Series B Preferred Stock held by such holder and (y) the Refused Percentage shall be converted automatically and without further action on the part of such holder into shares of Common Stock on the Mandatory Conversion Date in accordance with the Conversion Price applicable to such series of Preferred Stock without giving effect to any adjustments to such conversion price as result of such Applicable Financing; provided, however, any such conversion with respect to any Qualified Debt Financing or Qualified Equity Financing may be waived for all Non-Participating Holders at any time prior to the Mandatory Conversion Date upon the written election of the holders of at least two-thirds of the then outstanding shares of Preferred Stock voting together as a separate class on an as-if converted to Common Stock basis. “Pro Rata Share” shall mean, as to any holder of Series A Preferred Stock and/or Series B Preferred, a dollar amount equal to the product of (x) the Aggregate Investment Amount multiplied by (y) a fraction, the numerator of which is the number of shares of Preferred Stock held by such holder as of the date of the Financing Notice, and the denominator of which is the total number of shares of Preferred Stock then outstanding as of the date of the Financing Notice. “Refused Percentage” shall mean the difference of (x) one (1) minus (y) quotient of (A) the aggregate purchase price of Offered Securities actually purchased by such Non-Participating Holder in the Applicable Financing (excluding any Offered Securities purchased in consideration for the cancellation or conversion of outstanding promissory notes or other debt securities) divided by (B) such Non-Participating Holder’s Pro Rata Share. “Aggregate Investment Amount” shall mean the aggregate investment amount to be allocated to all holders of Preferred Stock in the Applicable Financing as determined by the Board of Directors in its sole discretion (excluding any outstanding principal or interest amounts of any promissory notes or other debt securities that are converted into, or cancelled in consideration for, equity securities in connection with the Applicable Financing).

(iii) For purposes of this Amended and Restated Certificate of Incorporation, “Applicable Financing” shall mean either a Qualified Equity Financing or Qualified Debt Financing and “Offered Securities” shall mean either Qualified Equity Securities to be issued in a Qualified Equity Financing or Qualified Debt Securities to be issued in a Qualified Debt Financing.

(i) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock and the aggregate number of shares shall of Common Stock to be issued to particular stockholders shall be rounded down to the nearest whole share. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Board of Directors. The number of shares of Common Stock to be issued upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price of Preferred Stock pursuant to this Article IV.B.4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the applicable series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of the applicable series of Preferred Stock.

(j) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(k) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

(l) Notices. Any notice required by the provisions of this Article IV.B.4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation. Notwithstanding the other provisions of this Amended and Restated Certificate of Incorporation, all notice periods or requirements in this Amended and Restated Certificate of Incorporation may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of two-thirds of the shares of Preferred Stock then outstanding that are entitled to such notice rights, voting together as a single, separate class.

(m) Waiver of Adjustment to Conversion Prices. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance by the vote or written consent of the holders of two-thirds of the then outstanding shares of Preferred Stock. Any such waiver shall be binding upon all current and future holders of shares of Preferred Stock.

5. Voting Rights.

(a) General. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted. With respect to such vote and except as otherwise expressly provided herein or as required by applicable law, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any matter upon which holders of Common Stock have the right to vote except as provided in Article IV.B.5(b)(iii) below with respect to the election of directors by the separate class vote of the holders of Common Stock. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Election of Directors.

(i) The number of this Corporation’s Board of Directors shall be set at six (6).

(ii) So long as at least twenty-five percent (25%) of the aggregate number of shares of Preferred Stock issued pursuant to the Series A Purchase Agreement and the Series B Purchase Agreement remain outstanding (as adjusted for any Recapitalization), the holders of shares of Preferred Stock shall be entitled, voting together as a separate class on an as-if converted to Common Stock basis, to elect two (2) directors of the Corporation (the “Preferred Directors”) at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, to remove from office such director, to fill any vacancy caused by the resignation or death of such director and to fill any vacancy caused by the removal of such director;

(iii) The holders of shares of Common Stock shall be entitled, voting separately as a single class, to elect two (2) directors of the Corporation at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors, to fill any vacancy caused by the resignation or death of such directors and to fill any vacancy caused by the removal of any such directors.

(iv) The holders of shares of Common Stock and Preferred Stock shall be entitled, voting together as a single class on an as-converted to Common Stock basis, to elect the remaining directors of the Corporation at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, to remove from office such directors, to fill any vacancy caused by the resignation or death of such directors and to fill any vacancy caused by the removal of any such directors.

6. Protective Provisions.

(a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as at least twenty-five percent (25%) of the aggregate number of shares of Preferred Stock issued pursuant to the Series A Purchase Agreement and the Series B Purchase Agreement remain outstanding (as adjusted for any Recapitalization), this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares of Preferred Stock voting together as a separate class on an as-if converted to Common Stock basis:

(i) alter, change or waive the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely such shares of Preferred Stock;

(ii) amend this Amended and Restated Certificate of Incorporation or the Bylaws so as to affect adversely the shares of Preferred Stock;

(iii) redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however that this restriction shall not apply to the redemption or repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or other provision of services to the Corporation;

(iv) declare or pay any dividend or make other Distribution on the capital stock of the Corporation;

(v) effect a Liquidation Event;

(vi) incur any indebtedness in excess of $500,000 (other than equipment capital leases), unless approved by the Board of Directors, including at least one (1) Preferred Director;

(vii) make any acquisitions of another entity by means of a transaction or a series of related transactions (including, without limitation, any reorganization, merger or consolidation) with a transaction value individually or in the aggregate in excess of $500,000;

(viii) permit any subsidiary to issue capital stock;

(ix) make any material change in the nature of the Corporation’s business;

(x) amend the 2008 Stock Incentive Plan, or adopt any new plan, to increase the aggregate number of authorized shares of Common Stock available for issuance under any such plan in excess of 18,051,206 shares unless otherwise approved by the Board of Directors (including the approval of each Preferred Director);

(xi) authorize or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, the Preferred Stock with respect to dividends, liquidation, redemption or voting, other than the issuance of any authorized but unissued shares of Preferred Stock designated in this Amended and Restated Certificate of Incorporation (including any security convertible into or exercisable for such shares of Preferred Stock); or

(xii) enter into any transactions with any person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Corporation, unless approved by the Board of Directors, including the approval of each Preferred Director.

(b) Approval by Series A Preferred Stock. Notwithstanding Section 5 above, for so long as at least twenty-five percent (25%) of the aggregate number of shares of Series A Preferred Stock issued pursuant to that certain Series A Preferred Stock Purchase Agreement dated as of May 29, 2008 (the “Series A Purchase Agreement”) by and between the Corporation and the other parties named therein (as adjusted for any Recapitalization) remain outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of at least two-thirds of the Series A Preferred Stock then outstanding, voting together as a separate class on an as-if converted to Common Stock basis, amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation that in any way adversely alters or changes the rights, privileges or preferences expressly afforded the Series A Preferred Stock in a manner different than the other series of Preferred Stock (it being understood that the rights, privileges or preferences Series A Preferred Stock shall not be affected in a manner different than the other series of Preferred Stock because of the proportional differences in the amounts of respective issue prices, conversion prices, and liquidation preferences that arise out of differences in the original issue price compared to other series of Preferred Stock).

(c) Approval by Series B Preferred Stock. Notwithstanding Section 5 above, for so long as at least twenty-five percent (25%) of the aggregate number of shares of Series B Preferred Stock issued pursuant to that certain Series B Preferred Stock Purchase Agreement dated on or about the Filing Date (the “Series B Purchase Agreement”) by and between the Corporation and the other parties named therein (as adjusted for any Recapitalization) remain outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of at least two-thirds of the Series B Preferred Stock then outstanding, voting together as a separate class on an as-if converted to Common Stock basis, amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation that in any way adversely alters or changes the rights, privileges or preferences expressly afforded the Series B Preferred Stock in a manner different than the other series of Preferred Stock (it being understood that the rights, privileges or preferences Series B Preferred Stock shall not be affected in a manner different than the other series of Preferred Stock because of the proportional differences in the amounts of respective issue prices, conversion prices, and liquidation preferences that arise out of differences in the original issue price compared to other series of Preferred Stock).

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Article IV.B.4 or redeemed, the shares so converted or redeemed shall be cancelled and shall not be issuable by this Corporation. This Amended and Restated Certificate Incorporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV.C.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall have such rights with respect to dividends as set forth in Article IV.B.1(b).

2. Liquidation Rights. Upon the liquidation, dissolution or winding of this Corporation, the assets of this Corporation shall be distributed as provided in Article IV.B.2.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law and as set forth in Article IV.B.5.

Article V.

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

Article VI.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

2. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders.

Article VII.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Article VIII.

The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. If the General Corporation Law is amended, after approval by the stockholders of this Article VIII, to authorize any action by the Corporation which further eliminates or limits the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of this Corporation existing at the time of such amendment, repeal, modification or adoption.

Article IX.

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.

Article X.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation.

Article XI.

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

In the event that any member of the Corporation’s Board of Directors who is not an employee of the Corporation, including any member of the Board of Directors who is also a partner or employee of an entity that is a holder of Preferred Stock (or Common Stock issued upon conversion thereof) and that is in the business of investing and reinvesting in other entities, or an employee of an entity that manages such an entity (each, a “Fund”), acquires knowledge of a potential transaction or other matter other than directly in connection with such individual’s service as a member of the Board of Directors (including, if applicable, in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of a Fund) that may be an opportunity of interest for both the Corporation and such individual or Fund (a “Corporate Opportunity”), then, provided, that such director has acted in good faith, the Corporation: (i) renounces any interest or expectancy that such director or Fund offer an opportunity to participate in such Corporate Opportunity to the Corporation, and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such director or Fund to the Corporation or any of its affiliates

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